UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

VIREO GROWTH INC.

(Exact name of registrant as specified in its charter)

               British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2024, Vireo Growth Inc. (the “Company”) entered into a Waiver and Ninth Amendment (the “Ninth Amendment”) to that certain Credit Agreement dated as of March 25, 2021 by and among the Company and certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative and collateral agent (“Agent”) (the Credit Agreement, as amended by the Ninth Amendment, the “Credit Agreement”).

Under the Ninth Amendment, the Agent and the lenders party thereto waive the event of default under the Credit Agreement resulting from the Company’s failure to complete the disposition of its New York operations on or prior to January 1, 2024, extended the maturity date on the Company’s loans under the Credit Agreement to January 29, 2027, adjusted and extended the deadline with respect to the Company’s ongoing disposition of its New York operations through July 31, 2025, and amended certain financial measure definitions and covenants within the Credit Agreement.

This summary of the Ninth Amendment is qualified in its entirety by reference to the full text of the Ninth Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2024.

Item 3.02	Unregistered Sales of Equity Securities.

On July 31, 2024 and in connection with entry into the Ninth Amendment, the Company agreed to issue 12,500,000 subordinate voting shares (the “Shares”) to the lenders party to the Credit Agreement in consideration for the lenders’ entry into the Ninth Amendment. No additional consideration will be received by the Company in exchange for the issuance of the Shares. The Shares will be issued in reliance on the private offering exemption of Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Item 7.01.	Regulation FD Disclosure.

On August 1, 2024, the Company issued a press release announcing the matters disclosed in this Current Report on Form 8-K, which is attached as Exhibit 99.1 hereto.

Item 8.01	Other Events.

On July 31, 2024, certain converting security holders, including Chicago Atlantic Opportunity Portfolio, LP and Chicago Atlantic Credit Company, LLC (the “Converting Shareholders”), notified the Company of their intent to voluntarily convert all of the outstanding convertible notes (“Notes”) issued in connection with a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among the Company, certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”). The Notes had an outstanding balance of approximately $10.5 million, carried an interest rate of 12.0% per annum, and were convertible into subordinate vote shares of the Company at an exercise price of $0.145. As a result of the conversion, the Company will issue approximately 73.0 million subordinate voting shares to such Converting Shareholders.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 1, 2024
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIREO GROWTH INC.
(Registrant)

By:	/s/ Joshua Rosen
Joshua Rosen
Chief Executive Officer and Interim Chief Financial Officer

Date: August 6, 2024